Exhibit 12.1

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

September 30, 2021

Managing Member

StartEngine Loans Fund I LLC

3900 W Alameda Ave., Suite 1200
Burbank, CA 91505

To the Managing Member:

We are acting as counsel to StartEngine Collectibles Fund I LLC (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interests (the “Shares”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, its Limited Liability Company Agreement, as amended, and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Shares being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

JO/AS

SCHEDULE 1

Series Name	Offering Price per Share	Maximum Offering Size	Maximum Membership Interests
Series Wine #2020PAVIE	$10.00	$22,990.00	2,299
Series Wine #2020CHBL	$10.00	$11,580.00	1,158
Series Wine #2020AUSO	$10.00	$29,310.00	2,931
Series Wine #2020ANGE	$10.00	$15,270.00	1,527
Series Wine #2020CERT	$10.00	$11,500.00	1,150
Series Wine #2000LAFL	$10.00	$62,260.00	6,226
Series Wine #2015HBRI	$10.00	$39,650.00	3,965
Series Wine #2000EGLC	$10.00	$50,240.00	5,024
Series Wine #2005LPIN	$10.00	$56,090.00	5,609
Series Music #JIMMYPAGE1	$10.00	$75,000.00	7,500
Series Music #MORRISON1	$10.00	$75,000.00	7,500
Series Music #CORNELL1	$10.00	$60,000.00	6,000
Series Music #HENDRIX1	$10.00	$60,000.00	6,000
Series Music #MCCARTNEY1	$10.00	$300,000.00	30,000
Series Music #MORRISON2	$10.00	$75,000.00	7,500
Series Music #WILSON1	$10.00	$300,000.00	30,000
Series Music #PRINCE1	$10.00	$250,000.00	25,000
Series Music #VANHALEN1	$10.00	$75,000.00	7,500
Series Music #SPRINGSTEEN1	$10.00	$250,000.00	25,000
Series Music #BEATLES1	$10.00	$50,000.00	5,000
Series Music #DYLAN1	$10.00	$75,000.00	7,500
Series Music #DYLAN2	$10.00	$75,000.00	7,500
Series Music #SPRINGSTEEN2	$10.00	$90,000.00	9,000
Series Music #STONES1	$10.00	$200,000.00	20,000
Series Music #MCCARTNEY2	$10.00	$200,000.00	20,000
Series Music #STONES2	$10.00	$250,000.00	25,000
Series Music #BEATLES2	$10.00	$125,000.00	12,500
Series Music #MJACKSON1	$10.00	$50,000.00	5,000
Series Music #HENDRIX2	$10.00	$125,000.00	12,500
Series Music #VANHALEN2	$10.00	$35,000.00	3,500
Series Music #VANHALEN3	$10.00	$45,000.00	4,500
Series Music #VANHALEN4	$10.00	$27,500.00	2,750
Series Music #KRAVITZ1	$10.00	$41,100.00	4,110
Series Music #HENDRIX3	$10.00	$330,000.00	33,000
Series Music #MOON1	$10.00	$123,300.00	12,330
Series Music #HENDRIX4	$10.00	$123,300.00	12,330
Series Music #REDDING1	$10.00	$184,950.00	18,495
Series Music #HARRISON1	$10.00	$137,000.00	13,700
Series Music #TIOMMI1	$10.00	$27,400.00	2,740